Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Equity Commonwealth 2015 Omnibus Incentive Plan of our reports dated February 19, 2015, with respect to the consolidated financial statements and schedules of Equity Commonwealth and the effectiveness of internal control over financial reporting of Equity Commonwealth, and of our report dated February 5, 2015, with respect to the consolidated financial statements and schedules of Select Income REIT included in Equity Commonwealth’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
June 18, 2015